Exhibit 10.2

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


This Amendment No. 1 to Employment Agreement is entered into between Innovex, Inc., a Minnesota corporation (collectively, with its subsidiaries, affiliates and parent companies, "Innovex" or the "Company"), and William Murnane ("Employee") as of January 16, 2008.

WHEREAS, the Company and Employee entered into an Employment Agreement dated October 19, 2005 (the "Agreement"), and

WHEREAS, the Company and Employee desire to amend the Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, it is hereby agreed by and between the parties hereto as follows:


1. Sections 1 and 2 of the Agreement are hereby amended in their entirety to read as follows:

       "1. Employment and Term. Innovex agrees to employ the Employee and the Employee agrees to serve Innovex until terminated by the Employee or Innovex with or without Good Cause or with or without Good Reason upon written notice. If not sooner terminated, Employee's employment with the Company shall end on the first anniversary date of this Agreement. Effective as of the date of this Agreement, Employee resigns his position as President and Chief Executive Officer of Innovex, but shall continue as an employee under the terms of this Agreement.

       2. Duties. The Employee shall have only such duties and responsibilities as may be assigned to him by the Board of Directors. Employee shall faithfully and diligently do and perform all such acts and duties and furnish such services for Innovex as the Board shall direct."

2. Sections 5.1 and 5.3 of the Agreement are amended in their entirety to read as follows:

       "5.1 Termination of Employment.

       If Employee's employment is terminated by the Company or Employee for any reason (including any reason described in Section 5.3.1), other than Good Cause, base salary and the employer share of Employee's Innovex group health and dental premiums will continue to be paid for 365 days from Employee's termination date, subject to 5.6, 5.7 and Employee's other obligations hereunder, provided the 365 day period shall be reduced by one day for each day after the date hereof that Employee continues in the employ of the Company. If Employee's termination is for Good Cause, his base salary and benefits will be paid only through his termination date.

       5.3 Change in Control.

       5.3.1. If Employee's employment is terminated without Good Cause or Employee resigns for Good Reason following a Change in Control, he will receive, in addition to the payments as required for a termination under
       Section 5.1, (i) continuation of base salary for a period of six months from and after the base salary payments in Section 5.1 cease, (ii) continuation of payment of the employer share of Employee's Innovex group health and dental premiums for a period of six months from and after the payments of such premiums cease under Section 5.1 and (ii) immediate 100% vesting of any unvested stock options (such payments and option vesting, collectively, the "Parachute Payments"). Approval of this Agreement by the Compensation Committee of the Board shall be deemed approval of the vesting of options as provided in the immediately preceding sentence for all purposes under Innovex stock purchase and stock option plans and programs. Employee's right to the benefits provided in this 5.3.1 is contingent upon the requirements of 5.6 and 5.7, and his compliance with his other obligations hereunder.

       5.3.2. If the Employee or Innovex would be subject to excise tax or denial of deduction under Sections 280G and 4999 of the Internal Revenue Code as a result of the Parachute Payments described in 5.3.1, Innovex shall reduce or eliminate such payments to the extent necessary to reduce the aggregate "present value" (as defined in Section 280G(d)(4) of the Code) of such payments to $100 less than an amount equal to three times Employee's "base amount" (as defined in 280G(b)(3)(a) and (d)(1) and (2) of the Code) so that Employee is not subject to tax under Section 4999 and no Innovex deduction is disallowed pursuant to Section 280G(a)."

3. Section 5.2 is hereby deleted and all references to such section in the Agreement shall be without force or effect.

4. Except as provided in this Amendment No. 1 to Employment Agreement, all of the terms and conditions of the Agreement remain in full force and effect.


AGREED:


Dated:1/16/08                          /s/ William Murnane
                                       ------------------------------
                                       William Murnane


                                       INNOVEX, INC.

Dated: 1/16/08                         By: /s/ Terry M. Dauenhauer
                                           --------------------------
                                              Terry M. Dauenhauer
                                       Its: President and CEO